Filed pursuant to Rule 424 (b)(3)
                                                      Registration No. 333-76546


                                3,000,000 SHARES

                                       OF

                          CHESAPEAKE ENERGY CORPORATION

                  6.75% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                     (LIQUIDATION PREFERENCE $50 PER SHARE)

                                       AND

                                  COMMON STOCK,

                           (PAR VALUE $.01 PER SHARE)



                          PROSPECTUS SUPPLEMENT NO. 11
                              DATED APRIL 30, 2003
                      TO PROSPECTUS DATED JANUARY 30, 2002

                             -------------------


         The selling securityholders table on page 27 and 28 of the prospectus is amended by this supplement no.11 to read as follows.


                                                                                                           NUMBER OF
                                   NUMBER OF                   NUMBER OF                                   SHARES OF
                                   SHARES OF     NUMBER OF     SHARES OF      NUMBER OF       NUMBER OF   COMMON STOCK
                                   PREFERRED     SHARES OF     PREFERRED      SHARES OF       SHARES OF    TO BE OWNED
                                     STOCK       PREFERRED    STOCK TO BE    COMMON STOCK      COMMON        AFTER
                                 BENEFICIALLY   STOCK BEING   OWNED AFTER    BENEFICIALLY    STOCK BEING   COMPLETION
                                  OWNED PRIOR     OFFERED      COMPLETION    OWNED PRIOR TO    OFFERED       OF THE
NAME                           TO THE OFFERING     HEREBY   OF THE OFFERING  THE OFFERING      HEREBY       OFFERING
----                           ---------------------------------------------------------------------------------------

AIG Soundshore Holdings Ltd...        139,500       139,500             0        905,843         905,843           0
AIG Soundshore Opportunity
  Holding Fund Ltd............         76,400        76,400             0        496,103         496,103           0
AIG Soundshore Strategic
  Holding Fund Ltd............         46,100        46,100             0        299,350         299,350           0
Alpine Associates.............        100,000       100,000             0        649,350         649,350           0
Alpine Partners, L.P..........         15,000        15,000             0         97,403          97,403
American Samoa Government.....          1,000         1,000             0          6,494           6,494           0
Argent Classic Convertible
Arbitrage Fund (Bermuda) Ltd..         20,000        20,000             0        129,870         129,870           0
Argent Classic Convertible
Arbitrage Fund L.P............            300           300             0          1,948           1,948           0
Argent LowLev Convertible
  Arbitrage Fund Ltd..........         40,000        40,000             0        259,740         259,740           0
Banc of America Securities LLC        180,000       180,000             0      1,168,830       1,168,830           0
Bear, Stearns & Co. Inc.......          5,000         5,000             0         32,468          32,468           0
BGI Global Investors
  c/o Forest Investment Mngt.           6,200         6,200             0         40,260          40,260           0
L.L.C
BP Amoco PLC Master Trust.....         24,130        24,130             0        156,688         156,688           0
CF FX, LLC....................         62,000        62,000             0        402,597         402,597           0
Credit Suisse First Boston
Corporation...................        128,500       128,500             0        834,415         834,415           0
CSFB Convertible and
  Quantitative Strategies.....         50,000        50,000             0        324,675         324,675           0
Fidelity Financial Trust:
  Fidelity Convertible
Securities                            405,000       405,000             0      2,629,868       2,629,868           0
  Fund........................
First Union National Bank.....        295,000       295,000             0      1,915,583       1,915,583           0
FIST - Franklin Convertible
  Securities Fund.............         40,000        40,000             0        259,740         259,740           0
Forest Alternative Strategies II        1,800         1,800             0         11,688          11,688           0
Forest Fulcrum Fund L.L.P.....         20,000        20,000             0        129,870         129,870           0
Forest Global Convertible Fund
  Series A-5..................         75,600        75,600             0        490,909         490,909           0
Franklin Custodian Fund -
  Income Fund.................        270,800       270,800             0      1,758,440       1,758,440           0
FTIF - Franklin Income Fund...          1,000         1,000             0          6,494           6,494           0
FTVIPT - Franklin Income
  Securities Fund.............         18,000        18,000             0        116,883         116,883           0


Global Bermuda Limited
  Partnership.................          4,000         4,000             0         25,974          25,974           0
HFR TQA Master Trust..........         10,000        10,000             0         64,935          64,935           0
Highbridge International LLC..         10,000        10,000             0         64,935          64,935           0
Hotel Union & Hotel Industry of        10,700        10,700             0         69,480          69,480           0
 Hawaii Pension Plan...........
Jefferies & Co................         88,000        88,000             0        571,428         571,428           0
Jefferies and Company, Inc.
  c/o SSI Investment Management
  Inc.........................            235           235             0          1,526           1,526           0
KBC Financial Products USA Inc.        17,500        17,500             0        113,636         113,636           0
Lakeshore International Ltd...         16,000        16,000             0        103,896         103,896           0
LDG Limited...................         10,000        10,000             0         64,935          64,935
Lipper Convertibles, L.P......        150,000       150,000             0        974,025         974,025           0
LLT Limited...................          6,200         6,200             0         40,260          40,260           0
Lyxor Master Fund Ref:
  Argent/LowLev CB
 c/o Argent...................            200           200             0          1,299           1,299           0
Lyxor Master Fund.............          2,000         2,000             0         12,987          12,987           0
Navigator Offshore Fund, Ltd..         15,000        15,000             0         97,403          97,403           0
Navigator Partners L.P........          3,000         3,000             0         19,481          19,481           0
Onex Industrial Partners Limited        7,250         7,250             0         47,078          47,078           0
Pebble Capital Inc............          3,000         3,000             0         19,481          19,481           0
Peoples Benefit Life Insurance
  Company/TEAMSTERS...........         17,500        17,500             0        113,636         113,636           0
Ramius Capital Group..........         10,000        10,000             0         64,935          64,935           0
RBC Capital Services Inc.
  c/o Forest Investment Mngt.
  LLC.........................          1,500         1,500             0          9,740           9,740           0
RCG Halifax Master Fund Ltd...          5,000         5,000             0         32,468          32,468           0
RCG Latitude Master Fund Ltd..         15,000        15,000             0         97,403          97,403           0
RCG Multi Strategy LP.........         10,000        10,000             0         64,935          64,935           0
Retail Clerks Pension Trust #2         17,500        17,500             0        113,636        113,636            0
Silvercreek II Limited........          9,750         9,750             0         63,312         63,312            0
Silvercreek Limited Partnership         5,000         5,000             0         32,468         32,468            0
Speer, Leeds & Kellogg L.P....         10,000        10,000             0         64,935         64,935            0
Sunrise Partners LLC..........        269,000       269,000             0      1,746,752      1,746,752            0
Sylvan (IMA) Ltd.
  c/o Forest Investment Mngt.
  L.L.C.......................          7,500         7,500             0         48,701         48,701            0
The Estate of James Campbell..          3,249         3,249             0         21,097         21,097            0
The James Campbell Corporation          4,291         4,291             0         27,864         27,864            0
The Northwestern Mutual Life
  Insurance Company...........         30,000        30,000             0        194,805        194,805            0
TQA Master Fund, LTD..........         50,000        50,000             0        324,675        324,675            0
TQA Master Plus Fund LTD......         45,000        45,000             0        292,208        292,208            0
UBS O'Connor LLC F/B/O
  UBS Global Equity
  Arbitrage Master Ltd........         70,000        70,000             0        454,545        454,545            0
Viacom Inc.
  Pension Plan Master Trust...            960           960             0          6,234          6,234            0
White River Securities L.L.C..          5,000         5,000             0         32,468         32,468            0
Yield Strategies Fund I, LP...          7,500         7,500             0         48,701         48,701            0
Yield Strategies Fund II, LP..          7,500         7,500             0         48,701         48,701            0
Zurich Institutional Benchmarks
  Master Fund
  c/o TQA Investors, L.L.C....         10,000        10,000             0         64,935         64,935            0
Zurich Institutional Benchmarks
Master Fund Ltd...............         20,435        20,435             0        132,695        132,695            0
Zurich Master Hedge Fund
  c/o Forest Investment Mngt.
  L.L.C.......................           6,200        6,200             0         40,260         40,260            0

(1) The stated amounts, to the extent they describe common stock issuable upon conversion of the holder's preferred stock, assume conversion of all of the holders' preferred stock at a conversion ratio of 6.4935 shares of our common stock per share of preferred stock. This conversion ratio, however, will be subject to adjustment as described under "Description of the Preferred Stock - Conversion Price Adjustment". As a result, the number of shares of our common stock issuable upon conversion of the preferred stock and, therefore, attributable to holders of preferred stock, may increase or decrease in the future.


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